Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BITCOIN DEPOT

You should read the following discussion and analysis of BT OpCo’s financial condition and results of operations together with BT OpCo’s financial statements and the related notes included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement, including information with respect to BT OpCo’s plans and strategy for its business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” BT OpCo’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this subsection to “Bitcoin Depot,” the “Company,” “we,” “us” and “our” refer to the business of BT OpCo prior to the Closing, which will be the business of PubCo and its consolidated subsidiaries following the Closing.

Business Overview

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of March 31, 2023, our offerings included approximately 6,440 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at 2,754 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of March 31, 2023 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of March 31, 2023 we have installed our BTMs in over 1,700 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues ($163.6 million and $154.5 million for the three months ended March 31, 2023 and 2022, respectively, and $646.8 million and $549.0 million for the years ended December 31, 2022 and 2021,

respectively) have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue for the twelve months ended March 31, 2023 grew by 8.8% year-over-year, while the market price of Bitcoin declined by more than 37% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.6 million) of Bitcoin at any given time, which we believe differentiates us from our competition. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings, yet maintain relatively small balances of Bitcoin to effectively manage our principal risk. There are two main components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of March 31, 2023, cash in the BTM kiosks was approximately 21% of monthly revenues.

BitAccess and BDCheckout

In July 2021, we acquired BitAccess, and in the second quarter of 2022, we launched BDCheckout. BitAccess adds new software features to our BTMs and positions us to service new channels of users while eventually having full control over our own software capabilities. As of March 31, 2023, we had converted all of our BTMs to the BitAccess software. The acquisition also diversifies our revenue streams into software offerings and is expected to generate significant savings in transaction processing fees and reduce other operating expenses. BitAccess revenues from third-party customers from the date of acquisition have not been material, and the launch of BDCheckout has not yet had a meaningful impact on our results of operations.

Regulatory Environment

We operate internationally and in a rapidly evolving regulatory environment characterized by a heightened focus by regulators globally on all aspects of the payments industry, including countering terrorist financing, anti-money laundering, privacy, cybersecurity, and consumer protection. The laws and regulations applicable to us, including those enacted prior to the advent of digital payments, are continuing to evolve through legislative and regulatory action and judicial interpretation. New or changing laws and regulations, including changes to their interpretation and implementation, as well as increased penalties and enforcement actions related to non-compliance, could have a material adverse impact on our business, results of operations, and financial condition.

Key Business Metrics

We monitor and evaluate the following key business metrics to measure performance, identify trends, develop and refine growth strategies and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business, and to facilitate comparisons of our performance to that of our competitors.

Our key metrics are calculated using internal company data based on the activity we measure on our platform and may be compiled from multiple systems. While the measurement of our key metrics is based on what we believe to be reasonable methodologies and estimates, there are inherent challenges and limitations in measuring our key metrics internationally. The methodologies used to calculate our key metrics require judgment and we regularly review our processes for calculating these key metrics, and from time to time we may make adjustments to improve their accuracy or relevance.

	Three Months Ended
	Mar. 31		Dec. 31,(2)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2023		2022				2021				2020
Installed kiosks (at period end)(2)	6,441		6,530	6,787	6,955	6,711	6,220	4,520	2,811	1,859	1,061	671	159	127

Returning user transaction count	10		10.5	11.2	11.5	11.9	12.3	11.5	11.8	12.2	12.0	12.3	14.0	13.8

Median kiosk transaction size (in $)	200		200	180	170	176	168	160	160	140	140	100	70	90

BDCheckout locations (at period end)(1)(3)	2,754	(3)	8,661	8,661	8,395	—	—	—	—	—	—	—	—	—

(1)	BDCheckout was launched in the sec
ond quarter of 2022.
(2)

At March 31, 2023 and December 31, 2022, Bitcoin Depot had an additional 891 and 795 BTMs, respectively, with our logistic providers to redeploy to new locations, which we believe will result in higher transaction volume and revenue.

(3)	During the three months ended March 31, 2023, one of our retail partners discontinued all BDCheckout and cryptocurrency transactions in its stores.

Installed Kiosks

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We define installed kiosks as the number of kiosks we have installed at the end of the quarter in a retail location and that are connected to our network. We monitor transaction volume at our kiosks on a continuous basis to maximize transaction volumes from the locations where our kiosks are placed. Based on these monitoring activities, we may re-deploy certain of our kiosks, using third-party logistics providers, to new locations (e.g., those available with our new retail partners) that we believe will maximize transaction volumes and revenues.

Returning User Transaction Count

We believe this metric provides us an indicator of user retention and our competitive advantage relative to our peers, as well as the trajectory of adoption of cryptocurrency, and allows us to make strategic decisions. We define returning user transaction count as the average number of aggregate transactions completed at a kiosk in the four quarters trailing the quarter in which a given user’s first transaction occurred, measured only for users who complete more than one transaction. For example, as of March 31, 2023, users who first transacted at one of our kiosks during the three months ended December 31, 2021 and who subsequently completed a second transaction completed an average of 10.0 transactions over the twelve months following their initial transaction.

Median Kiosk Transaction Size

We believe this metric provides us information to analyze user behavior as well as evaluate our performance and formulate financial projections. We calculate median kiosk transaction size based on the dollar value of all purchases and sales of Bitcoin at our kiosks during the quarter, including related transaction fees.

BDCheckout Locations

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We calculate BDCheckout locations as the number of locations where BDCheckout is available at the end of the quarter. We are currently in discussion with other retail partners to expand our BD Checkout offering into additional locations.

Non-GAAP Financial Measures

Adjusted Gross Profit

We define Adjusted Gross Profit (a non-GAAP financial measure) as revenue less cost of revenue (excluding depreciation and amortization) adjusted to add back depreciation and amortization. We believe Adjusted Gross Profit provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted Gross Profit in this proxy statement because it is a key measurement used internally by management to measure the efficiency of our business. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted Gross Profit on a supplemental basis. Our computation of Adjusted Gross Profit may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of Gross Profit to Adjusted Gross Profit below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of revenue to Adjusted Gross Profit for the periods indicated:

	Three Months Ended March 31, (Unaudited)		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Revenue	$163,603	$154,524	$646,830	$548,980	$245,131
Cost of revenue (excluding depreciation and amortization)	(141,300)	(141,269)	(574,535)	(492,954)	(214,038)
Depreciation and amortization	(2,796)	(4,800)	(18,783)	(13,041)	(2,246)

Gross Profit	$19,507	$8,455	$53,512	$42,985	$28,847
Adjustments:
Depreciation and amortization excluded from cost of revenue	$2,796	$4,800	18,783	13,041	2,246
Adjusted Gross Profit	$22,303	$13,255	72,295	56,026	31,093
Gross Profit Margin(1)	11.9%	5.5%	8.2%	7.8%	11.8%
Adjusted Gross Profit Margin(1)	13.6%	8.6%	11.1%	10.2%	12.7%

(1)	Calculated as a percentage of revenue.

Adjusted EBITDA

We define Adjusted EBITDA (a non-GAAP financial measure) as net income before interest expense, tax expense, depreciation and amortization, non-recurring expenses and miscellaneous cost adjustments.

The below items are excluded from Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this proxy statement because it is a key measurement used internally by management to make operating decisions, including those related to operating expenses, evaluate performance and perform strategic and financial planning. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. The presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31, (Unaudited)		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Net income	$6,083	$(3,373)	$3,547	$5,922	$14,405
Adjustments:
Interest expense	2,947	3,097	12,318	8,000	731
Income tax expense (benefit)	(622)	311	395	(171)	0
Depreciation and amortization	2,796	4,800	18,783	13,041	2,246
Non-recurring expenses(1)	2,429	486	6,109	2,925	461
Special bonus(2)	—	—	—	—	3,344

Adjusted EBITDA	$13,633	$5,321	$41,152	$29,717	$21,187

(1)	Comprised of non-recurring professional service expenses related to the business combination and acquisition expenses.
(2)	Relates to a one-time bonus to our founder.

Segment Reporting

Bitcoin Depot’s financial reporting is organized into one segment. We make specific disclosures concerning our products and services because they facilitate our discussion of trends and operational initiatives within our business and industry. Bitcoin Depot’s products and services are aggregated and viewed by management as one reportable segment due to a similarity in the nature of customers and overall economic characteristics, the nature of the products and services provided and the applicable regulatory environment.

Components of Results of Operations

Revenue

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. For example, approximately 99.3% of our revenue in the three months ended March 31, 2023 was derived from the sale of our cryptocurrency, including the markup at which we sell cryptocurrency to users (which can vary between BDCheckout and BTM kiosks) and the separate flat transaction fee. These user-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction.

For the periods presented, the markup percentage for BTM kiosk transactions ranged between 7% and 31%, of the USD amount of the transaction with such markup rates historically having been, and continuing to be, subject to fluctuation as a result of ongoing price strategy testing by Bitcoin Depot. The markup percentage for BDCheckout transactions has been 15% since inception/rollout of such transaction type in 2022. Finally, the markup percentage for Bitcoin Depot website transactions ranged between 10.5% and 12% during 2022. Markup percentages are determined by examining user transaction patterns in various geographic locations, based on ongoing markup rate testing, with the ultimate aim of optimizing profitability, growth and user base.

For each Bitcoin transaction on our kiosks and within BDCheckout, the cryptocurrency price displayed to users includes the exchange rate at which we sell Bitcoin to users as well as a separate flat transaction fee. As of the date of this proxy statement, we charge (i) a flat $3.00 fee on all transactions at BTM kiosks, which generally corresponds to the costs underlying such transactions and (ii) a flat $3.50 fee on BDCheckout transactions, which is what InComm charges us to facilitate transactions using InComm’s network.

Bitcoin Depot supports the purchase of Bitcoin from users at only 35 kiosks, or less than 1.0% of Bitcoin Depot’s total kiosks as of March 31, 2023, and currently does not have plans to expand the ability of its users to sell Bitcoin to it in exchange for cash. Bitcoin Depot charges the same fees on Bitcoin it purchases from users via its kiosks as it does for Bitcoin it sells to users at its kiosks.

Cost of revenue (excluding depreciation and amortization)

Our cost of revenue (excluding depreciation and amortization), which is primarily driven by transaction volume, consists primarily of direct costs related to selling Bitcoin and operating our network of kiosks. Cost of revenue (excluding depreciation and amortization) includes the cost of Bitcoin, fees paid to obtain Bitcoin, impairment of cryptocurrencies, gains on sales of Bitcoin on an exchange, fees paid to operate the software on the BTMs, rent paid for floorspace for BTMs, fees paid to transfer Bitcoin to users, cost of kiosk repair and maintenance, and the cost of armored trucks to collect and transport cash deposited into the BTMs.

Operating expenses

Operating expenses consists of selling, general and administrative expenses and depreciation and amortization.

Selling, general and administrative. Selling, general and administrative expenses consist primarily of expenses related to our customer support, marketing, finance, legal, compliance, operations, human resources, and administrative personnel. Selling, general and administrative expenses also include costs related to fees paid for professional services, including legal, tax, and accounting services.

Depreciation and amortization. Depreciation and amortization include depreciation on computer hardware and software, BTMs (including both BTMs owned by us and those subject to finance leases), office furniture, equipment and leasehold improvements and amortization of intangible assets.

Other income (expense)

Other income (expense) includes interest expense, other income (expense) and loss on foreign currency transactions.

Interest expense. Interest expense consists primarily of the interest expense on our borrowings and our finance leases.

Results of Operations

Comparison between Three Months Ended March 31, 2023 and Three Months Ended March 31, 2022

The following table sets forth selected historical operating data for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022
Statements of income (loss) and comprehensive income (loss) information:
Revenue	$163,602,924	$154,524,319
Cost of revenue (excluding depreciation and amortization reported separately below)	141,300,365	141,269,259
Operating expenses
Selling, general and administrative	10,835,250	7,689,762
Depreciation and amortization	2,795,566	4,800,119

Total operating expenses	13,630,816	12,489,881

Income from operations	8,671,743	765,179

Other income (expense)
Interest expense	(2,947,223)	(3,096,861)
Other income (expense)	(115,106)	101,914
Loss on foreign currency transactions	(148,269)	(831,695)

Total other expense, net	(3,210,598)	(3,826,642)

Income (loss) before provision for income taxes and noncontrolling interest	5,461,145	(3,061,463)
Income tax benefit (expense)	621,841	(311,331)

Net income (loss)	6,082,986	(3,372,794)
Net loss attributable to noncontrolling interest	208,461	60,703

Net income (loss) attributable to Lux Vending, LLC	$6,291,447	$(3,312,091)

Other comprehensive income (loss), net of tax
Net income (loss)	$6,082,986	$(3,372,794)
Foreign currency translation adjustments	(451)	(12,343)

Total comprehensive income (loss)	6,082,535	(3,385,137)

Comprehensive loss attributable to noncontrolling interest	208,461	60,703

Comprehensive income (loss) attributable to Lux Vending, LLC	$6,290,996	$(3,324,434)

Revenue

Revenue increased by $9.1 million, or 5.9% for three months ended March 31, 2023 as compared to March 31, 2022, primarily due to the expanded adoption and increased transaction volume in re-located kiosks, and an increase in the average amount of transactions per user, including an increase in the number of new users transacting at our installed kiosks. The overall increase in kiosk revenue was offset by a decrease in OTC and Software Services Revenue.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022	$ Change	% Change
Kiosk Transaction Revenue	$163,025,366	$151,180,790	$11,844,576	7.8%
BDCheckout	360,376	—	360,376	100.0%
OTC	—	2,080,000	(2,080,000)	(100.0)%
Company Website	79,690	30,408	49,282	162.1%
Software Services Revenue	137,492	1,010,314	(872,822)	(86.4)%
Hardware Revenue	—	222,807	(222,807)	(100.0)%

Total Revenue	$163,602,924	$154,524,319	$9,078,605	5.9%

Kiosk Transaction Revenue

Our kiosk transaction revenue increased by $11.8 million, or 7.8% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily due to an increase in the average transaction amount per customer and an increase in our user base.

OTC

Our OTC revenue decreased by $2.1 million, or 100.0% for the three months ended March 31, 2023 as compared to March 31, 2022, primarily as a result of our decision to discontinue our OTC service in June 2022.

Software Services Revenue

Our software services revenue decreased by $0.9 million, or 86.4% for the three months ended March 31, 2023, as compared to March 31, 2022, primarily due to strategic shift from selling BitAccess software to third parties, to migrating all of our kiosks to the BitAccess platform.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by $0.03 million, or 0.0% for the three months ended March 31, 2023, as compared to March 31, 2022, primarily due to a decrease in floorspace lease expenses as the Company was able to move kiosks to more profitable locations, offset by an increase in repairs and maintenance related to relocated kiosks.

The following table sets forth the components of the cost of revenue (excluding depreciation and amortization) for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022	$ Change	% Change
Cryptocurrency Expenses	$127,660,684	$127,339,847	$320,837	0.3%
Floorspace Leases	9,032,306	10,188,657	(1,156,351)	(11.3)%
Kiosk Operations	4,607,375	3,740,755	866,620	23.2%

Total Cost of Revenue (excluding depreciation and amortization)	$141,300,365	$141,269,259	$31,106	0.0%

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$127,090,327	$124,453,159	$2,637,168	2.1%
Cost of Cryptocurrency(1) - OTC	—	1,958,110	(1,958,110)	(100.0)%
Cost of Cryptocurrency(1) - BDCheckout	308,653	—	308,653	100.0%
Software Processing Fees	204,752	855,687	(650,935)	(76.1)%
Exchange Fees	18,539	33,085	(14,546)	(44.0)%
Mining Fees	32,988	39,806	(6,818)	(17.1)%
Software Processing Fee - BDCheckout	5,425	—	5,425	100.0%

Total Cryptocurrency Expenses	$127,660,684	$127,339,847	$320,837	0.3%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $2,186,794 and $3,225,958, were offset by gains from the sale of cryptocurrencies on exchange of $0 and $989,084 for the three months ended March 31, 2023 and 2022, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency increased by $2.6 million, or 2.1% for three months ended March 31, 2023, as compared to March 31, 2022, primarily as a result of the higher average transaction size occurring in 2023.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC decreased by $2.0 million, or 100.0% for the three months ended March 31, 2023, as compared to March 31, 2022, primarily as a result of our decision to discontinue our OTC service in June 2022.

Software Processing fees

Our processing fees decreased by $0.7 million, or 76.1%, for three months ended March 31, 2023, as compared to March 31, 2022. The decrease in software processing fees was a direct result of completing the migration of our BTMs to the BitAccess platform in Q1 2023, which reduced the costs we incurred from a third-party service provider for software processing fees based on kiosk transaction volume.

Floorspace Leases

Our floorspace lease expenses decreased by $1.2 million, or 11.3% for the three months ended March 31, 2023, as compared to March 31, 2022, due to a decrease in rent paid to store owners under cancellable floorspace leases and a lower number of installed kiosks in operation during the three months ended March 31, 2023.

Kiosk Operations

Our kiosk operations costs increased by $0.9 million or 23.2% for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. During 2023, these costs increased as a result of relocating kiosks with our logistic partners, offset by a $0.4 million decrease in costs associated with the armored trucks used to collect and transport cash from our BTMs.

Operating expenses

Selling, general and administrative expenses increased by $4.2 million, or 54.7% for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. During 2023, these costs increased primarily due to higher payroll costs resulting from the significant increase in headcount during 2022 to support our operations, along with increased professional services expenses corresponding to the expansion of our operations and transaction costs associated with the business combination.

Depreciation and amortization expense decreased $2.0 million or 41.8% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily as a result of refinancing and buy-out of certain lease schedules at the end of 2022 and during the three months ended March 31, 2023.

Other income (expense), net

Interest expense decreased by approximately $0.2 million, or 4.8%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, primarily as a result of refinancing and buy-out of certain lease schedules at the end of 2022 and during the three months ended March 31, 2023. Additionally, loss on foreign currency transactions decreased by $0.7 million or 82.2% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily due to less foreign currency activity by our subsidiaries.

Comparison between Year Ended December 31, 2022 and Year Ended December 31, 2021

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
	2022	2021
Statements of income and comprehensive income information:
Revenue	$646,830,408	$548,980,103
Cost of revenue (excluding depreciation and amortization reported separately below)	574,534,503	492,953,812
Operating expenses
Selling, general and administrative	36,990,652	29,137,102
Depreciation and amortization	18,783,105	13,040,729

Total operating expenses	55,773,757	42,177,831

Income from operations	16,522,148	13,848,460

Other income (expense)
Interest expense	(12,318,347)	(8,000,277)
Other income (expense)	118,240	(97,811)
Loss on foreign currency transactions	(380,170)	—

Total other expense, net	(12,580,277)	(8,098,088)

Income before provision for income taxes and noncontrolling interest	3,941,871	5,750,372
Income tax (expense) benefit	(394,779)	171,164

Net income	3,547,092	5,921,536
Net loss attributable to noncontrolling interest	432,553	21,010

Net income attributable to Lux Vending, LLC	$3,979,645	$5,942,546

Other comprehensive income, net of tax
Net income	$3,547,092	$5,921,536
Foreign currency translation adjustments	(109,727)	(71,998)

Total comprehensive income	3,437,365	5,849,538

Comprehensive loss attributable to noncontrolling interest	432,553	20,820

Comprehensive income attributable to Lux Vending, LLC	$3,869,918	$5,870,358

Revenue

Revenue increased by approximately $97.8 million, or 17.8%, for 2022, as compared to the prior year primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by comparable sales growth of approximately 8.2% for the period over period, combined with larger transaction sizes partially due to increased cryptocurrency adoption. Also driving the growth was the additional BTMs installed in early 2022. This resulted in approximately 10% growth of our revenue. The increase in transaction volume from existing kiosk locations was due to the increase in the number of transactions from our existing user base and an increase in the number of new users transacting at our kiosks.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
BTM Kiosks	$639,965,432	$538,434,694	$101,530,738	18.9%
BDCheckout	691,736	—	691,736	100.0%
OTC	2,080,000	7,271,077	(5,191,077)	(71.4)%
Company Website	173,088	167,673	5,415	3.2%
Software Services	3,184,957	1,799,637	1,385,320	77.0%
Hardware Revenue	735,195	1,307,022	(571,827)	(43.8)%

Total Revenue	$646,830,408	$548,980,103	$97,850,305	17.8%

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $101.5 million, or 18.9%, for 2022, as compared to the prior year, primarily due to an increase in the number of kiosks in service during 2022 and increased user adoption.

BDCheckout

Our BDCheckout revenue was approximately $0.7 million for 2022. We launched our BDCheckout product in June 2022.

OTC

Our OTC revenue decreased by approximately $5.2 million, or 71.4%, for 2022, as compared to the prior year, primarily due to a decrease in the marketing of our OTC offering during 2022.

Software Services

Our software services revenue for 2022 increased by approximately $1.4 million, or 77%, as compared to the prior year, primarily due to a full year of BitAccess revenue in 2022 compared to only five months of BitAccess revenue in 2021 due to the acquisition of BitAccess in July 2021. The increase in revenue in 2022 was partially offset by a decrease in revenues from a significant customer due to a contract termination in August 2022.

Hardware Revenue

Our hardware revenue decreased by approximately $0.6 million, or 43.8%, for 2022, as compared to the prior year, primarily due to sales of hardware to new customers in 2021 that did not re-occur in 2022 due to the change in market conditions.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $81.6 million, or 16.5%, during 2022, as compared to the prior year, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
Cryptocurrency Expenses	$519,347,271	$462,938,510	$56,408,761	12.2%
Floorspace Leases	39,764,569	21,008,045	18,756,524	89.3%
Kiosk Operations	15,422,663	9,007,257	6,415,406	71.2%

Total Cost of Revenue (excluding depreciation and amortization)	$574,534,503	$492,953,812	$81,580,691	16.5%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$513,951,422	$450,607,179	$63,344,243	14.1%
Cost of Cryptocurrency(1) - OTC	1,958,110	6,340,983	(4,382,873)	(69.1)%
Cost of Cryptocurrency(1) - BDCheckout	594,764	—	594,764	100.0%
Software Processing Fees	2,518,581	4,389,713	(1,871,132)	(42.6)%
Exchange Fees	119,020	308,720	(189,700)	(61.4)%
Mining Fees	195,483	1,291,915	(1,096,432)	(84.9)%
Software Processing Fee - BDCheckout	9,891	—	9,891	100.0%

Total Cryptocurrency Expenses	$519,347,271	$462,938,510	$56,408,761	12.2%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $6,821,027 and $12,648,836, for the years ended December 31, 2022 and 2021, respectively, were offset by gains from the sale of cryptocurrencies on exchange of $2,283,871 and $915,146, for the years ended December 31, 2022 and 2021, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $63.3 million, or 14.1%, for 2022, as compared to the prior year, primarily as a result of the greater number of kiosks in service during 2022 which was a primary driver in our sales volume, and the amount of cryptocurrency sold.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC decreased by approximately $4.4 million, or 69.1%, for 2022, as compared to the prior year as a result of less transaction activity, and reduced marketing efforts, related to our OTC offering in 2022.

Cost of Cryptocurrency - BDCheckout

Our cost of goods sold related to BDCheckout increased by approximately $0.6 million for 2022, as compared to the prior year. The increase was a result of BDCheckout being first introduced in 2022.

Software Processing fees

Our processing fees decreased by approximately $1.9 million, or 42.6%, for 2022, as compared to the prior year. The decrease was a result of the decrease in costs from using third-party software as a result of our acquisition of a majority interest in BitAccess in July 2021 and incorporating the BitAccess operating system into our kiosks. Since the acquisition we have begun converting our kiosks to the BitAccess technology; therefore, reducing our costs with regards to third-party software, for which providers charge fees based on kiosk transaction volume.

Exchange Fees

Our exchange fees decreased by approximately $0.2 million, or 61.4%, for 2022, as compared to the prior year. The decrease was a result of shifting more of our purchasing volume to one liquidity provider for our purchases of Bitcoin, which arrangement has a lower cost structure than was previously in place with the prior liquidity provider.

Mining Fees

Mining fees decreased by approximately $1.1 million, or 84.9%, for 2022, as compared to the prior year. The decrease was a result of optimizing the inventory management system more effectively when sending Bitcoin to users for purchases at the kiosks. This has allowed us to reduce mining fees incurred on the blockchain when sending Bitcoin.

Floorspace Leases

Our floorspace lease expenses increased by approximately $18.8 million, or 89.3%, for 2022, as compared to the prior year. Our lease expenses relate to rents paid to store owners for cancellable floorspace and increased along with the increased numbers of kiosks in operation during 2022.

Kiosk Operations

Our kiosk operations increased by approximately $6.4 million, or 71.2%, for 2022, as compared to the prior year. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As we increased the number of kiosks in operation during 2022, our costs associated with maintaining and operating the kiosks increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $7.9 million, or 27.0%, for 2022, as compared to the prior year. These costs increased primarily due to expenses related to the proposed business combination which were expensed when incurred, which as of December 31, 2022 has generated an incremental cost of approximately $6.1 million attributed to legal and accounting and advisory services. Operating expenses were also driven higher by generally higher payroll costs resulting from the significant increase in headcount to support our operations during 2022, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization increased by approximately $5.7 million, or 44.0%, for 2022, as compared to the prior year, primarily due to the significant growth in the number of kiosks installed in the second half of 2022.

Other income (expense)

Interest expense increased by approximately $4.3 million, or 54.0%, for 2022, as compared to the prior year, primarily due to the increase in interest expense arising from the significant number of kiosks financed through finance leases in the second half of 2022.

Comparison between Year Ended December 31, 2021 and Year Ended December 31, 2020

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
	2021	2020
Statements of income and comprehensive income information:
Revenue	$548,980,103	$245,131,200
Cost of revenue (excluding depreciation and amortization reported separately below)	492,953,812	214,038,451
Operating expenses
Selling, general and administrative	29,137,102	14,034,691
Depreciation and amortization	13,040,729	2,246,347

Total operating expenses	42,177,831	16,281,038

Income from operations	13,848,460	14,811,711

Other income (expense)
Interest expense	(8,000,277)	(731,127)
Other income (expense)	(97,811)	324,594
Loss on foreign currency transactions	—	—

Total other expense, net	(8,098,088)	(406,533)

Income before provision for income taxes and noncontrolling interest	5,750,372	14,405,178
Income tax benefit	171,164	—

Net income	5,921,536	14,405,178
Net loss attributable to noncontrolling interest	21,010	—

Net income attributable to Lux Vending, LLC	$5,942,546	$14,405,178

Other comprehensive income, net of tax
Net income	$5,921,536	$14,405,178
Foreign currency translation adjustments	(71,998)	—

Total comprehensive income	5,849,538	14,405,178

Comprehensive loss attributable to noncontrolling interest	20,820	—

Comprehensive income attributable to Lux Vending, LLC	$5,870,358	$14,405,178

Revenue

Revenue increased by approximately $303.8 million, or 124.0%, for 2021, as compared to the prior year primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by a 71% increase in transaction volume period over period combined with larger transaction sizes partially due to increased cryptocurrency adoption. The increase in transaction volume from existing kiosk locations was due to the increase in the number of transactions from our existing user base and an increase in the number of new users transacting at our kiosks.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change	% Change
BTM Kiosks	$538,434,694	$244,432,545	$294,002,149	120.3%
OTC	7,271,077	652,191	6,618,886	1,014.9%
Company Website	167,673	46,464	121,209	260.9%
Software Services	1,799,637	—	1,799,637	100.0%
Hardware Revenue	1,307,022	—	1,307,022	100.0%

Total Revenue	$548,980,103	$245,131,200	$303,848,903	124.0%

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $294.0 million, or 120.3%, for 2021, as compared to the prior year, primarily due to an increase in the number of kiosks in service during 2021.

OTC

Our OTC revenue increased $6.6 million, or 1,014.9%, for the year ended December 31, 2021 compared the year ended December 31, 2020. The increase was a result of our launch of our OTC offering during late 2020 and additional marketing of this product during the year ended December 31, 2021.

Software Services

Our software services revenue for 2021 increased by approximately $1.8 million, or 100.0%, as compared to the prior year, due to our acquisition of a majority interest in BitAccess in July 2021. As this acquisition occurred in July 2021, we had five months of BitAccess revenue associated with software services revenue for the year ended December 31, 2021, compared to not having this revenue stream in the year ended December 31, 2020.

Hardware Revenue

Our hardware revenue increased by approximately $1.3 million, or 100.0%, for 2021, as compared to the prior year, due to our acquisition of a majority interest in BitAccess in July 2021. As this acquisition occurred in July 2021, we had five months of BitAccess revenue associated with hardware transaction revenue for the year ended December 31, 2021, compared to not having this revenue stream in the year ended December 31, 2020.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $278.9 million, or 130.3%, during 2021, as compared to the prior year, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Cryptocurrency Expenses	$462,938,510	$206,669,265	$256,269,245	124.0%
Floorspace Leases	21,008,045	3,967,276	17,040,769	429.5%
Kiosk Operations	9,007,257	3,401,910	5,605,347	164.8%

Total Cost of Revenue (excluding depreciation and amortization)	$492,953,812	$214,038,451	$278,915,361	130.3%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$450,607,179	$202,467,969	$248,139,210	122.6%
Cost of Cryptocurrency(1) - OTC	6,340,983	622,350	5,718,633	918.9%
Software Processing Fees	4,389,713	2,594,043	1,795,670	69.2%
Exchange Fees	308,720	223,233	85,487	38.3%
Mining Fees	1,291,915	761,670	530,245	69.6%

Total Cryptocurrency Expenses	$462,938,510	$206,669,265	$256,269,245	124.0%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $12,648,836 and $2,138,916, for the years ended December 31, 2021 and 2020, respectively, were offset by gains from the sale of cryptocurrencies on exchange of $915,146 and $0, for the years ended December 31, 2021 and 2020, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $248.1 million, or 122.6%, for 2021, as compared to the prior year, primarily as a result of the greater number of kiosks in service during 2021, and the associated increase in transactions.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC increased by approximately $5.7 million, or 918.9%, for 2021, as compared to the prior year as a result of more transaction activity, and additional marketing efforts, related to our OTC offering in 2021.

Software Processing fees

Our processing fees increased by approximately $1.8 million, or 69.2%, for 2021, as compared to the prior year. The increase was a result of the increased volume at the kiosk which drove the cost for third-party processing fees.

Floorspace Leases

Our floorspace lease expenses increased by approximately $17.0 million, or 429.5%, for 2021, as compared to the prior year. Our lease expenses relate to rents paid to store owners for cancellable floorspace and increased along with the increased numbers of kiosks in operation during 2021.

Kiosk Operations

Our kiosk operations increased by approximately $5.6 million, or 164.8%, for 2021, as compared to the prior year. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As we increased the number of kiosks in operation during 2021, our costs associated with costs to maintain the kiosks and operations increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $15.1 million, or 107.6%, for 2021, as compared to the prior year. Operating expenses were driven higher by generally higher payroll costs resulting from a 48% increase in headcount (up from 69 employees as of December 31, 2020 to 102 employees as of December 31, 2021) to support our operations during 2021, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization increased by approximately $10.8 million, or 480.5%, for 2021, as compared to the prior year, primarily due to the significant growth in the number of kiosks installed in 2021.

Other income (expense), net

Interest expense increased by approximately $7.3 million, or 994.2%, for 2021, as compared to the prior year, primarily due to the significant number of kiosks financed through finance leases in the second half of 2021.

Liquidity and Capital Resources

On March 31, 2023, we had working capital of approximately $(0.8) million, which included cash and cash equivalents of approximately $41.7 million, offset by accounts payable and other current liabilities of approximately $47.7 million. We reported net income of approximately $6.1 million during the three months ended March 31, 2023.

On December 31, 2022, we had working capital of approximately $(6.5) million, which included cash and cash equivalents of approximately $37.5 million, offset by accounts payable and other current liabilities of approximately $46.8 million. We reported net income of approximately $3.5 million during the year ended December 31, 2022.

For each of the periods presented in this proxy statement, approximately 99.3% of our total transaction volume was attributable to transactions in Bitcoin and, as of the date of this proxy statement, transactions in Bitcoin account for 100% of our transaction volumes. We purchase Bitcoin through a liquidity provider on a just-in-time basis based on expected transaction volumes in order to maintain a balance at a specified amount. Our ability to dynamically rebalance the levels of Bitcoin we hold at any given time based on transaction volumes and the market price of Bitcoin means that there are limited working capital requirements related to our Bitcoin management activities. There are two main cash components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin (currently in an amount which, at any given time, is typically less than $0.6 million) in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of March 31, 2023, cash in the BTM kiosks was approximately 21.0% of monthly revenues.

We believe our existing cash and cash equivalents, together with cash provided by operations, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support research and development efforts and the timing and extent of additional capital expenditures to purchase additional kiosks and invest in the expansion of our products and services. We may in the future enter into arrangements to acquire or invest in complementary businesses, products and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on acceptable terms or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

Sources of Liquidity

Term Loan

On December 21, 2020, we entered into a credit agreement among BT OpCo, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent (the “Credit Agreement”) which provided for (i) initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches and (ii) a $15.0 million delayed draw term loan facility. In 2021, we utilized the delayed draw term loan facility in the full amount of $15.0 million, and on March 31, 2022, we amended the Credit Agreement to add a new $5.0 million tranche 3 term loan. The Term Loan is guaranteed by BT Assets and all of our subsidiaries and is collateralized by substantially all of the assets of the Company and those certain subsidiaries. As of March 31, 2023 and December 31, 2022, the amount owed under the Term Loan totaled approximately $37.2 million and $39.4 million, respectively.

Borrowings under the Term Loan bear interest at a rate of 15.0% per annum. The tranche 1 term loan matures on December 15, 2023, and the tranche 2 term loan, Tranche 3 Loan and Delayed Draw Loan mature on December 15, 2024. We are required to make monthly interest payments and fixed principal payments every six months. The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including compliance with a minimum cash balance of $2.5 million, a minimum consolidated cash interest coverage ratio of 1.75 to 1.00, and a maximum consolidated total leverage ratio of 2.50 to 1.00. As of December 31, 2022, and March 31, 2023, we were in compliance with all financial covenants.

In May 2023, we entered into a contingent amendment to our Term Loan whereby the interest rate increased to 20% per annum from February 15, 2023 through August 15, 2023, contingent upon the closing of the business combination to allow for a negotiation of the repayment schedule. Additionally, a catch-up payment of $0.3 million for additional interest from February 15, 2023 through March 31, 2023, to be made by May 15, 2023. See Note 18 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, respectively, included elsewhere in this proxy statement for additional information.

The proceeds of the borrowings under the Term Loan were used to fund the acquisition of BitAccess and expand headcount to support additional kiosks brought online.

Kiosk Financing Transactions

We have finance leases with our kiosk suppliers that expire on various dates through March 2026. Such leases are financed by third parties, none of which are our suppliers. The finance leases were used to fund the purchase of 6,404 kiosks, for a total financed amount of approximately $35.6 million at a weighted average discount rate of 18.5% as of March 31, 2023. Our finance lease agreements are for two or three-year terms and include various options to either renew the lease or exercise an option to purchase (which, in some cases, is a bargain purchase option) the equipment at the end of the term. As of March 31, 2023, the weighted average life remaining on the finance leases was approximately 1.82 years. The outstanding total lease liability balance of approximately $21.4 million as of March 31, 2023, is recorded within Current portion of obligations under finance lease and Obligations under finance lease, net of current portion.

Cash Flows

The following table presents the sources of cash and cash equivalents for the periods indicated:

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
(in thousands)	2023	2022	2022	2021	2020
Cash provided by operating activities	$10,010	$1,644	$31,255	$23,283	$18,276
Cash provided (used) by investing activities	$—	$(372)	$(3,110)	$(19,321)	$(1,377)
Cash provided (used) by financing activities	$(5,886)	$(4,534)	$(28,542)	$(7,018)	$17,664

Net increase (decrease) in cash and cash equivalents(1)	$4,125	$(3,233)	$(488)	$(3,124)	$34,563

(1)	Includes effect of exchange rate changes on cash.

Operating Activities

Cash provided by operating activities was approximately $10.0 million and $1.6 million for the three months ended March 31, 2023 and 2022, respectively The change in our cash provided by operating activities was primarily the result of the revenue growth from the increased volume of transaction revenue in our network of BTMs.

Cash provided by operating activities was approximately $31.3 million and $23.3 million for the years ended December 31, 2022, and 2021, respectively. The increase in cash provided by operating activities was primarily the result of the revenue growth resulting from the expansion of the network of BTMs.

Investing Activities

Cash used in investing activities was $0 and $0.4 million for the three months ended March 31, 2023, and 2022, respectively. The decrease in cash used in investing activities was primarily as a result of no additional purchases or finance leases for BTM kiosk during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Cash used in investing activities was approximately $3.1 million and $19.3 million for the years ended December 31, 2022, and 2021, respectively. The decrease in cash used in investing activities was primarily the result of the BitAccess acquisition for $11.4 million in July 2021 and significant purchases of BTMs throughout 2021.

Financing Activities

Cash used in financing activities of $5.9 million and $4.5 million for the three months ended March 31, 2023 and 2022, respectively. The increase in net cash used in financing activities was due to proceeds from additional borrowings of $5.0 million during the three months ended March 31, 2022 that did not occur during the three months ended March 31, 2023, and lower principal payments on finance leases of $3.2 million as compared to $4.1 million during the three months ended March 31, 2023 and 2022, respectively, offset by higher principal payments on notes payable of $2.3 million as compared to $1.6 million during the three months ended March 31, 2023 and 2022, respectively. Additionally, there was a $3.1 million reduction in distributions during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Cash used in financing activities was approximately $28.5 million for the year ended December 31, 2022 compared to cash used by financing activities of approximately $7.0 million for the year ended December 31, 2021. The increase in cash used by financing activities was primarily the result of the payment of $17.1 million for finance lease principal payments as compared to $12.9 million of principal payments on capital leases obligations in 2021.

Additionally, the Company made $3.5 million of additional principal payments on our notes payable in 2022. For the year ended 2022, the Company made $3.7 million additional distributions in 2022 than compared to 2021. The Company had $10.0 million less proceeds from the issuance of notes payable in 2022 compared to 2021.

Commitments and Contractual Obligations

As of March 31, 2023, the aggregate amount of our operating and finance lease obligations was approximately $21.9 million. As of March 31, 2023, we had no open purchase orders for kiosks.

See Note 11 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, and Note 12 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement for additional information about our Term Loan.

See Note 16 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, and Note 17 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement for additional information about our leases.

See Note 17 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, and Note 18 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement for additional information about our material commitments and contingencies.

Summary of Critical Accounting Policies and Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right of use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrency, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, actual results could differ from these estimates.

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. To get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Cryptocurrencies

Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. The Company’s cryptocurrencies were primarily comprised of Bitcoin (“BTC”), Litecoin (“LTC”), and Ethereum (“ETH”) for the periods presented and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. The Company primarily purchases cryptocurrencies to sell to customers.

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership over its cryptocurrencies which are stored in both our proprietary hot wallet and hot wallets hosted by a third party, BitGo, Inc.

The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its bitcoin positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis, or the carrying value, at any time during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For the purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs).

The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. The Company sells its cryptocurrencies to its customers from its BTM Kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.

During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales that were subsequently sold to customers, sold on exchange or distributed to the Member. Upon disposition, the Company relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to our consolidated financial statements for the three months ended March 31, 2023 and 2022 and for years ended December 31, 2022 and 2021 included elsewhere in this proxy statement for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.

Goodwill and intangible assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any noncontrolling interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily through the use of a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital. The company performs their annual test for impairment as of December 31 at the reporting unit level.

As a result of the acquisition of BitAccess in July 2021, the Company determined it had two reporting units. In August 2022, the Company terminated a significant BitAccess customer contract and determined that the termination of a significant customer was a triggering event requiring an assessment of impairment of both the acquired intangible assets and goodwill as of the date of the termination. In addition, as a result of the migration of the Company’s BTM kiosks onto the BitAccess platform and the integration of BitAccess operations and processes into its core operations, the Company re-assessed its reporting unit determination and concluded there was one reporting unit subsequent to the triggering event. As a result of the triggering event and reporting unit re-organization, the Company performed an impairment test of its acquired intangible assets and goodwill both before and after the re-organization based on the methodology described above. Based on these events, no impairment was determined as of the triggering event date.

For purposes of performing its annual impairment test, the Company evaluated the recoverability of its goodwill using the consolidated cash flows of the single reporting unit to determine if its goodwill and intangible asset were impaired as of December 31, 2022 in accordance with the methodology described above. There were no triggering events identified during the three months ended March 31, 2023 or March 31, 2022.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.

Revenue Recognition

Kiosks, BDCheckout, and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks, in that customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction is validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. At period end, for reasons of operational practicality, the Company applies an accounting convention to use the date of the transaction, which corresponds to the timing of the cash received, for purposes of recognizing revenue. This accounting convention does not result in materially different revenue recognition from using the time the cryptocurrency has been transferred to the customer’s wallet and the transaction has been validated on the blockchain (see Note 5 to our consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, respectively, included elsewhere in this proxy statement for further information regarding the Company’s revenue recognition).

In a limited number of BTM kiosks, the Company has the technology to allow customers the ability to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses USD to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in Cryptocurrencies on the consolidated Balance Sheet, net of impairments.

Software Services

As a result of the acquisition of BitAccess Inc. in July 2021 (see Note 9 to our consolidated financial statements for the years ended December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement), the Company also generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in BTC. The Company has determined that the software services are a single performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer and represents a single, series performance obligation. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815 - Derivatives and Hedging, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, the Company has not separately disclosed the fair value of the embedded derivative in the Company’s consolidated financial statements.

Cost of Revenue (excluding depreciation and amortization)

The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floor lease expenses

Floorspace lease expenses include lease expense related to retail locations for our kiosks.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

Commitments and Contingencies

The Company assesses legal contingencies in accordance with ASC 450 — Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material.

Litigation

From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject to.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.

Leases

The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has utilized the effective date transition method and accordingly is not required to adjust its comparative period financial information for effects of Topic 842. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company elected not to recognize right of use (“ROU”) assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, the Company accounts for both components as a single lease component.

On adoption, the Company recognized operating lease liabilities of $617,491 with corresponding ROU assets of $383,723 which is the net of operating lease liabilities on adoption and deferred rent liability of $233,768 at January 1, 2022. As part of the Topic 842 adoption, the Company reclassified existing capital lease obligations, to finance lease obligations which are presented as current installments of obligations under finance leases and obligation under leases, non-current on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules with respect to Section 302 of the Sarbanes-Oxley Act, which will require certifications in our quarterly and annual reports and provision of an annual management report on the effectiveness of our internal control over financial reporting.

We will not be required to have our independent registered accounting firm make its first assessment of our internal control over financial reporting under Section 404 until our first annual report after we cease being an “emerging growth company.”

Quantitative and Qualitative Disclosure about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in cryptocurrency prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward- looking information provides indicators of how we view and manage our ongoing market risk exposures.

Foreign Currency Exchange Rate Risk

Certain of our operations are conducted in foreign currencies. Consequently, a portion of our revenues and expenses may be affected by fluctuations in foreign currency exchange rates on cash residing in the kiosks. We have not historically hedged our translation risk on foreign currency exposure, but we may do so in the future.

For the three months March 31, 2023, and for the year ended December 31, 2022, currency exchange rate fluctuations had an insignificant impact on our consolidated revenues.

Generally, the functional currency of our various subsidiaries is their local currency except BitAccess whose functional currency is USD. We are exposed to currency fluctuations on transactions that are not denominated in the functional currency. Gains and losses on such transactions are included in determining net income for the period. We may seek to mitigate our foreign currency risk through timely settlement of transactions and cash flow matching, when possible. For the three months ended March 31, 2023 and for the year ended December 31, 2022, our transaction gains and losses were insignificant.

We are also affected by fluctuations in exchange rates on our investments in foreign operations. Relative to our net investment in foreign operations, the assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated at the period end rate of exchange. The resulting translation adjustment is recorded as a component of other comprehensive income and is included in member’s equity.

Adoption and Market Price of Cryptocurrency

Our business is dependent on the broader use and adoption of Bitcoin, which can to an extent be impacted by the spot price of the cryptocurrency we sell. Historically, we sold Bitcoin, Ethereum, and Litecoin. However, Bitcoin is now our sole cryptocurrency offering. Bitcoin represents 99.3% of our total transaction volume for each of the periods presented in this proxy statement, with the remaining cryptocurrencies accounting for the remaining less than 1% of transaction volume. As the adoption of cryptocurrency continues to grow for the general public, we expect continued growth from our addressable market. The prices of cryptocurrencies, including the cryptocurrencies we sell, have experienced substantial volatility, and high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation and media reporting. Bitcoin (as well as other cryptocurrency) may have value based on various factors, including their acceptance as a means of exchange by consumers and producers, scarcity, and market demand.

Equipment Costs

The cost of new kiosks can be impacted significantly by inflation, supply constraints, and labor shortages, and could be significantly higher than our fair value for new kiosks. As a result, at times, we may obtain kiosks or other hardware from third parties at higher prices, to the extent they are available.

Competition

In addition to factors underlying kiosk business growth and profitability, our success greatly depends on our ability to compete. The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established customer bases and substantially greater financial, operational, marketing, and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both within the United States and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrencies. To stay competitive in the evolving digital financial system, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to offer competitive features and functionalities and keep up with technological advances at fair prices to our users relative to our competitors.

Off-Balance Sheet Arrangements

None.